Exhibit 99.1

Todd Solomon Elected to Innodata Isogen Board of Directors

NEW YORK--(BUSINESS WIRE)--November 4, 2008--INNODATA ISOGEN, INC. (NASDAQ: INOD), a leading provider of knowledge process outsourcing, as well as publishing and related information technology services, today announced that Todd Solomon has been elected to its board of directors.

“We are very pleased to add Todd to our board,” said Jack Abuhoff, Chairman and CEO. “As our company’s founder, he brings valuable insight and experience. As a significant investor, he further aligns the board with the perspective of our shareholders.”

Mr. Solomon served as a director and officer at various times through 2005.

About Innodata Isogen

Innodata Isogen, Inc. (NASDAQ: INOD) is a leading provider of knowledge process outsourcing (KPO) services, as well as publishing and related information technology (IT) services.

We work as a product development partner to our clients, helping them meet their content creation and publishing challenges. We provide outsourcing services that draw upon onshore and offshore resources, proven project management and highly engineered processes and tools. We also help our clients improve their internal business operations with process and systems engineering.

Our clients include leading enterprises in information-intensive industries such as media, publishing and information services, high technology, manufacturing, aerospace, defense, law, government and intelligence.

Recent honors include EContent Magazine’s EContent 100, KMWorld Magazine’s 100 Companies That Matter in Knowledge Management, the International Association of Outsourcing Professionals’ (IAOP) Global Outsourcing Top 100, D&B India’s Leading ITeS and BPO Companies and the Black Book of Outsourcing’s Top List of Leading Outsourcing Providers to the Printing and Publishing Business.

Headquartered in Northern New Jersey, Innodata Isogen has offices and operations in the United States, the Philippines, India, Sri Lanka, China and France.

CONTACT:
Innodata Isogen, Inc.
Steven L. Ford, CFO, 201-371-2510
sford@innodata-isogen.com